EXHIBIT 5.1

Graubard Miller
405 Lexington Avenue
New York, New York 10174

October 24, 2008

ParkerVision, Inc.
7915 Baymeadows Way, Suite 400
Jacksonville, Florida 32256

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (“Registration Statement”) filed by ParkerVision, Inc. (“Company”), a Florida corporation, under the Securities Act of 1933, as amended (“Act”), with respect to an aggregate of 500,000 shares of common stock, par value $.01 per share (“Common Stock”), to be offered by the Company under the Company’s 2008 Equity Incentive Plan (Non-Named Executive) (“2008 Plan”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below, including, among others, the 2008 Plan. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company. We have also assumed that in granting future awards under the 2008 Plan, the Board of Directors of the Company or the appropriate committee thereunder will exercise its discretion in establishing the terms of such awards within the permissible limits of the law of the State of Florida and the amended and restated certificate of incorporation and by-laws of the Company.

Based upon the foregoing, it is our opinion that the Common Stock to be issued by the Company under the 2008 Plan, when issued and delivered in accordance with the terms of the 2008 Plan and the individual instruments or agreements governing their issuance against payment therefor, will be legally issued, fully paid and nonassessable, although they may be subject to contractual restrictions established by the 2008 Plan or instruments.

In giving this opinion, we have assumed that all certificates for the Company’s shares of Common Stock, prior to their issuance, have been, or will be, duly executed on behalf of the Company by the Company’s transfer agent and registered by the Company's registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours, /s/ Graubard Miller